                               MOHAWK VOTING AGREEMENT



         THIS MOHAWK VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of November 19, 2001 by and among DAL-TILE INTERNATIONAL INC., a Delaware corporation ("DALLAS"), and the undersigned stockholder
("STOCKHOLDER") of MOHAWK INDUSTRIES, INC., a Delaware corporation
("MAVERICK").

                                     RECITALS

         A. Concurrently with the execution and delivery hereof, Maverick, a wholly owned subsidiary of Maverick ("Maverick Sub") and Dallas are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), which provides for the merger (the "MERGER") of Dallas with and into Maverick Subsidiary in accordance with its terms.

         B. In consideration of the execution and delivery of the Merger Agreement by Dallas, Stockholder (in its capacity as such) desires to agree to vote the Shares (as defined herein) so as to facilitate the consummation of the Merger.

         NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

         1. CERTAIN DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                (a) "EXPIRATION DATE" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the Effective Time.

                (b) "MAVERICK COMMON STOCK" means the shares of common stock, $0.01 par value per share, of Maverick.

                (c) "PERSON" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

                (d) "SHARES" means the shares of Maverick Common Stock held by Stockholder.

                (e) "TRANSFER" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein.

         2.     TRANSFER RESTRICTIONS.

                (a) TRANSFER OF SHARES. Subject to the next following sentence, at all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (i) executed a counterpart of this Agreement (with such modifications as Dallas may reasonably request), and
(ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the Merger, Stockholder may Transfer up to 1,800,000 of the Shares without any limitation or restriction whatsoever under or as a result of this Agreement.

                (b) TRANSFER OF VOTING RIGHTS. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares. Notwithstanding anything to the contrary contained in this Agreement, the provisions in this Section 2(b) shall not apply to any Shares Transferred in accordance with the last sentence of Section 2(a) above.

         3. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of Maverick called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Maverick, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares over which Stockholder then has voting control to be present thereat for purposes of establishing a quorum and shall cause the Shares over which Stockholder then has voting control to be voted, to the extent not voted by the persons appointed as proxies under the proxy, (i) in favor of the issuance of shares of Maverick Common Stock in the Merger, and (ii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger as soon as practicable following the date hereof.

         4.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.
Stockholder hereby represents and warrants to Dallas as follows: (i) Stockholder is the beneficial or record owner, and has sole voting control, of the Shares of Maverick Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Maverick other than the shares of Maverick Common Stock set forth on the signature page of this Agreement, and (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

         5. ADDITIONAL DOCUMENTS. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Dallas, to carry out the intent of this Agreement.

         6. TERMINATION. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

         7. SEVERABILITY. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8. BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, PROVIDED, HOWEVER, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

         9. AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

         10. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Dallas shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Dallas upon any such violation, Dallas shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Dallas at law or in equity.

         11. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                If to Dallas:      Dal-Tile International Inc.
                                   7834 Hawn Freeway
                                   Dallas, Texas 75217
                                   Attention: Chief Financial Officer
                                   Telephone: (214) 398-1411
                                   Facsimile: (214) 309-4300

                and to:            Vinson & Elkins LLP
                                   3700 Trammell Crow Center
                                   2001 Ross Avenue
                                   Dallas, Texas 75201
                                   Attention: Mark Early
                                   Telephone: (214) 220-7700
                                   Facsimile: (214) 220-7716

                If to Stockholder: To the address for notice set forth on the signature page hereof.

                and to:            King & Spalding
                                   191 Peachtree Street
                                   Atlanta, Georgia 30303-1763
                                   Attention: Donald E. Meyer
                                   Telephone: (404) 572-4600
                                   Facsimile: (404) 572-5100

                (a) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

                (b) ENTIRE AGREEMENT. This Agreement together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

                (c) OFFICERS AND DIRECTORS. To the extent that any natural person who is or becomes an affiliate of Stockholder is or becomes (during the term hereof) a director or officer of Maverick, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder or such affiliate of Stockholder by virtue of, any actions taken by such affiliate of Stockholder in his or her capacity as an officer or director of Maverick in exercising its rights under the Merger Agreement.

                (d) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

                (e) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.



DAL-TILE INTERNATIONAL, INC.                 STOCKHOLDER:

                                             ALADDIN PARTNERS, L.P.:

                                             By: ASL Management Corporation, its
                                                 General Partner

By: /s/ Mark A. Solls                        By: /s/ Jeff Lorberbaum
    ------------------------------               -------------------------------
                                                           (Signature)

Name: Mark A. Solls                          Name: Jeff Lorberbaum
      ----------------------------                 -----------------------------
                                                           (Print Name)

Title: General Counsel                       Title: Chief Executive Officer
       ---------------------------                  ----------------------------
                                                      (If Signing for Entity)


                                             Address: 2001 Antioch Road
                                                      Dalton, Georgia 30721

                                             Telephone:
                                             Facsimile:

                                             Shares Beneficially Owned:

                                             9,900,000 shares of Maverick Common
                                             Stock